SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       --------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934 Date of report (Date of earliest event reported): July 2, 1998 (April 29, 1998)


                               EAGLE BANCORP, INC.
               (Exact name of Registrant as Specified in Charter)
               --------------------------------------------------

Georgia                                  0-1922               58-1860526
(State or other                    (Commission  File  Number)(IRS  Employer
Jurisdiction of Identification No.)                          Incorporation)

                   335 South Main Street, Statesboro, Georgia30458
               (Address of Principal Executive Offices) (Zip Code)


                                  912/764-8900
              (Registrant's telephone number, including area code)

                                      Not Applicable
          (Former name or former address, if changed since last report)

     ITEM 5.  OTHER EVENTS.

On April 29, 1998, Eagle Bancorp, Inc. ("Registrant") announced that it had entered into a Letter of Intent (the "Letter of Intent") regarding the proposed acquisition of Registrant by PAB Bankshares, Inc. ("PAB"). The Letter of Intent regarded a proposed merger of Registrant with and into PAB. On June 30, 1998, Registrant and PAB executed a Definitive Agreement and Plan of Merger (the "Agreement") for a proposed merger of Registrant into PAB. The proposed merger remains subject to certain conditions which are set forth in the Agreement, including the receipt of shareholder and regulatory approvals.


Under the terms of the Agreement, Registrant's shareholders will receive one (1) share of PAB Common Stock for each share of Registrant's Common Stock. Based on PAB's closing stock price of $22.625 on June 30, 1998, the transaction would be valued at approximately $20.5 million. The merger, which is anticipated to be accounted for as a pooling of interest, is expected to be consummated before year-end, pending approval of Registrant's stockholders and regulatory authorities and other customary conditions of closing. The transaction is expected to be a tax-free reorganization for federal income tax purposes.

Registrant's wholly-owned subsidiary, Eagle Bank and Trust, operates two full service banking offices in Statesboro, Georgia. As of March 31, 1998, Registrant had total assets of $66.3 million dollars, deposits of $55.8 million dollars, loans of $49.2 million dollars, and stockholder's equity of $6.9 million dollars. For the first quarter of 1998, Registrant had net income of $200,032.00. Registrant's trailing earnings for the 12 months ended March 31, 1998 were $745,590.00.

As of March 31, 1998, PAB had total assets of $343.9 million dollars, deposits of $267.7 million dollars, loans of $229.4 million dollars, and stockholder's equity of $31.8 million dollars. PAB's first quarter net earnings amounted to $1,330,405.00, or $.24 per share, up 33% over $.18 per share for the same in 1997. PAB's common stock is traded on the American Stock Exchange under the ticker symbol PAB.

 ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

                  (a)      Not applicable.

                  (b)      Not applicable.

                  (c)      Exhibits.

                  99.1 Press Release dated June 30, 1998 by PAB Bankshares, Inc.




                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 2, 1998                                EAGLE BANCORP, INC.

                                                   \s\ Andrew M. Williams III
                                                       Andrew M. Williams III